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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BUFFALO WILD WINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
May 7, 2015

TO THE SHAREHOLDERS OF BUFFALO WILD WINGS, INC.:

        You are cordially invited to attend our 2015 Annual Meeting of Shareholders, to be held at the Doubletree, Minneapolis Park Place, 1500 Park Place Boulevard, Minneapolis, MN 55416, at 9:00 a.m. Central Daylight Time on Thursday, May 7, 2015, for the following purposes:

  1.
  To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at eight.

  2.
  To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a "say- on-pay" vote.

  3.
  To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 27, 2015.

  4.
  To take action on any other business that may properly come before the meeting or any adjournment thereof.

        Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy, and our Annual Report on Form 10-K for the year ended December 28, 2014.

        Only shareholders of record as shown on our books at the close of business on March 9, 2015 will be entitled to vote at our 2015 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

        We encourage you to attend the meeting, but whether or not you plan to attend the 2015 Annual Meeting, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote in person in the event you revoke the proxy and attend the meeting. The prompt return of proxies will help us avoid the unnecessary expense of further requests for proxies.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders
to be held on May 7, 2015:
The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at
http://www.cstproxy.com/buffalowildwings/2015

BY ORDER OF THE BOARD OF DIRECTORS,

Dated:	March 27, 2015 Minneapolis, Minnesota	Sally J. Smith President and Chief Executive Officer

BUFFALO WILD WINGS, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
May 7, 2015

        Our Board of Directors is soliciting proxies from our shareholders to vote their shares of Common Stock at the Buffalo Wild Wings, Inc. 2015 Annual Meeting of Shareholders to be held on Thursday, May 7, 2015, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Buffalo Wild Wings, Inc. is referred to in this document as "we," "us," "our," and the "company."

        The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by us. Our directors, officers, and regular Team Members may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

        Any shareholder giving a proxy may revoke it any time prior to its use at the 2015 Annual Meeting by giving written notice of such revocation to the Secretary or any one of our other officers or by filing a later dated written proxy with one of our officers. Personal attendance at the 2015 Annual Meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a later dated proxy is delivered to an officer before the revoked or superseded proxy is used at the 2015 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders, but which lack specific instruction with respect to any proposal, will be voted in favor of the number and slate of directors proposed by the Board of Directors and listed herein, for the say-on-pay approval, and for the ratification of our independent registered accounting firm.

        The presence at the Annual Meeting in person or by proxy of the holders of a majority of our outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall otherwise not be deemed to have been voted on such matter. As a result, an abstention as to any proposal will have no effect on the outcome of any proposal, except it will have the same effect as a vote against the ratification of our independent registered accounting firm.

        The mailing address of the principal executive office of Buffalo Wild Wings is 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We expect that this Proxy Statement, the related Form of Proxy, and Notice of Annual Meeting will first be mailed to shareholders on or about March 27, 2015.

Important Notice Regarding the Availability of Proxy Materials
for the Meeting of Shareholders to be Held on May 7, 2015:
The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at
http://www.cstproxy.com/buffalowildwings/2015

2015 Annual Meeting of Shareholders | 1

OUTSTANDING SHARES AND VOTING RIGHTS

        Our Board of Directors has fixed March 9, 2015 as the record date for determining shareholders entitled to vote at the 2015 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote. At the close of business on the record date, there were 18,942,193 shares of our Common Stock issued and outstanding. The Common Stock is our only outstanding class of capital stock. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2015 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights. All references to shares and stock prices in this proxy statement have been adjusted as applicable to reflect our 2- for-1 stock split on June 15, 2007.

        Under applicable Minnesota law, the voting requirement for each proposal included in this proxy statement is as follows:

  (1)
  The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter;

  (2)
  The say-on-pay proposal will be deemed to have received advisory approval if it receives more FOR votes than AGAINST votes from the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; and

  (3)
  The ratification of the auditors requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.

        If a shareholder indicates on their proxy that they wish to abstain from voting, including brokers holding their customers shares who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting and those shares will count toward determining whether or not a quorum is present at the meeting. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

        If a shareholder who holds their shares through a broker does not give instructions to the broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" proposals, such as the ratification of the auditors. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors or approval of the compensation of our named executive officers. These rules apply to brokers holding our shares even though our common stock is traded on the NASDAQ Global Market. If a broker votes shares that are unvoted by its customers for or against a "routine" proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of "routine" proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a "broker non-vote" occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

2 | 2015 Annual Meeting of Shareholders

 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table provides information as of the record date concerning the beneficial ownership of our Common Stock by (i) the named executive officers in the Summary Compensation Table, (ii) each of our directors, (iii) all current directors and executive officers as a group, and (iv) each shareholder who we know beneficially owns more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Sally J. Smith(2)	108,492	*
James M. Schmidt(3)	54,314	*
Mary J. Twinem(4)	51,344	*
Judith A. Shoulak(5)	31,068	*
Kathleen M. Benning(6)	28,233	*
Dale M. Applequist	9,425	*
Warren E. Mack	14,201	*
J. Oliver Maggard	3,639	*
Michael P. Johnson	14,303	*
James M. Damian	2,989	*
Jerry R. Rose	3,046	*
Cynthia L. Davis	—	*
All Current Executive Officers and Directors as a Group (15 Individuals)(7)	348,152	1.8%
BlackRock, Inc.(8)	1,615,346	8.5%
40 East 52nd Street
New York, NY 10022
FMR LLC(9)	2,730,285	14.4%
245 Summer Street
Boston, MA 02210
The Vanguard Group(10)	1,266,490	6.7%
100 Vanguard Blvd.
Malvern, PA 19355

*
Less than 1% of the outstanding shares of Common Stock.
(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included. Percentages are based on 18,942,193 shares of our Common Stock outstanding as of March 9, 2015.
(2)
Includes 37,635 shares which may be purchased by Ms. Smith upon exercise of currently exercisable options or options exercisable within 60 days of March 9, 2015. In addition, this total includes 11,234 shares issuable in settlement of restricted stock units that are scheduled to vest on March 12, 2015.
(3)
Includes 13,964 shares that may be purchased by Mr. Schmidt upon exercise of currently exercisable options or options exercisable within 60 days of March 9, 2015. Also includes 8,212 shares issuable in settlement of stock units credited to Mr. Schmidt's account under the company's Deferred Compensation Plan, settlement of which may occur upon his separation from service. In addition, this total includes 2,808 shares issuable in settlement of restricted stock units that are scheduled to vest on March 12, 2015.
(4)
Includes 11,492 shares that may be purchased by Ms. Twinem upon exercise of currently exercisable options or options exercisable within 60 days of March 9, 2015. Also includes 10,482 shares issuable in settlement of stock units credited to Ms. Twinem's account under the company's Deferred Compensation Plan, settlement of which may occur upon her separation from service. In addition, this total includes 2,808 shares issuable in settlement of restricted stock units that are scheduled to vest on March 12, 2015.
(5)
Includes 15,569 shares that may be purchased by Ms. Shoulak upon exercise of currently exercisable options or options exercisable within 60 days of March 9, 2015.
(6)
Includes 13,199 shares that may be purchased by Ms. Benning upon exercise of currently exercisable options or options exercisable within 60 days of March 9, 2015.
2015 Annual Meeting of Shareholders | 3

(7)
Includes 100,789 shares that may be purchased by current executive officers and directors upon exercise of currently exercisable options or options exercisable within 60 days of March 9, 2015.
(8)
Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock") on January 22, 2015. BlackRock is the parent holding company of investment adviser subsidiaries that hold shares of our common stock: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, , BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. BlackRock, Inc. reports having sole voting with respect to 1,572,327 shares and sole dispositive power with respect to 1,615,346 shares.
(9)
Information is based on a Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2015. Fidelity Growth Company Fund reports having sole voting power with respect to 1,025,500 shares. FMR LLC, through its control of Fidelity, has sole voting power with respect to 211,733 shares and sole dispositive power with respect to 2,370,285 shares. Edward C. Johnson 3d, as chairman of FMR LLC, and Abigail P. Johnson each have sole dispositive power with respect to 2,370,285 shares. Neither FMR LLC nor Edward C. Johnson has the power to vote or direct the voting of those shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each have sole voting and dispositive power with respect to 28,325 shares. Fidelity carries out voting of the shares pursuant to written guidelines established by the Fidelity Funds' Boards of Trustees.
(10)
Information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2015. In its capacity as investment advisor, The Vanguard Group has sole voting power with respect to 25,530 shares, sole dispositive power with respect to 1,266,490 shares and shared dispositive power with respect to 25,530 shares.

CORPORATE GOVERNANCE

        Our business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of our business by discussing matters with management, reviewing materials provided to them, and participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Independence

        The Board has determined that a majority of its members are "independent directors" as defined by the listing standards of The Nasdaq Stock Market, LLC ("NASDAQ"). The independent directors serving on the Board during fiscal year 2014 were Dale M. Applequist, James M. Damian, Cynthia L. Davis (joined the Board in November, 2014), Michael P. Johnson, Warren E. Mack, J. Oliver Maggard and Jerry R. Rose. In determining independence, the Board considered that Mr. Mack is an attorney with Fredrikson & Byron, which provides legal services to us. It was determined that this relationship does not interfere with Mr. Mack's ability to exercise independent judgment in carrying out the responsibilities of a director.

Code of Ethics & Business Conduct

        The Board has approved a Code of Ethics & Business Conduct, which applies to all of our Team Members, directors, and officers, and also a Code of Ethics ("Executive Code of Ethics"), which applies to our principal executive officer, principal financial officer, principal accounting officer, controller, executive and senior vice presidents, and vice presidents. The Codes address such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, and insider trading. The Codes are available free of charge on our website at www.buffalowildwings.com and are available in print to any shareholder who sends a request for a paper copy to Buffalo Wild Wings, Inc., Attn. Investor Relations, 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We intend to include on our website any amendment to, or waiver from, a provision of our Executive Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Meeting Attendance

        Board and Committee Meetings.    During fiscal 2014, the Board held four meetings. Each director attended at least 75% of the meetings of the Board and the committees on which such director served.

        Annual Meeting of Shareholders.    Our policy is that all directors are expected to attend our annual meeting of shareholders. If a director is unable to attend an annual meeting, the director must send a written notice to our Secretary at least one week prior to the meeting. All of our directors attended our 2014 annual meeting of shareholders.

4 | 2015 Annual Meeting of Shareholders

Executive Sessions of the Board

        An executive session of independent directors is generally held at the time of each regular Board meeting.

Board Leadership Structure

        Our principles of corporate governance give the Board the authority to choose whether the roles of Chairman of the Board and Chief Executive Officer are held by one person or two people. The principles also give the Board the authority to change this policy if it deems it best for the company at any time. Currently, two separate people serve in the positions of Chief Executive Officer and Chairman of the Board of our company. We believe that our current leadership structure is appropriate for our company at this time.

        Our Chief Executive Officer and Chairman have an excellent relationship that has given the Chief Executive Officer the freedom to successfully manage the company under the strong and insightful guidance of the Board. Our Board has seven independent members and one non-independent member, which is our Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive chairman, benefits our company and our shareholders. All our independent directors have demonstrated leadership in other organizations and are familiar with Board processes.

Board's Role in Risk Oversight

        While each of the committees of the Board evaluate risk in their respective areas of responsibility, our Governance Committee is primarily responsible for overseeing the company's risk management processes on behalf of the full Board. We believe that employing a committee specifically focused on our company's risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate. We employ a risk management team that oversees day-to-day company risks as well as enterprise and strategic risk management. The Governance Committee meets with the risk manager at every regular meeting to discuss the company's risk profile and hear a report on specific issues as well as an enterprise risk assessment, and the risk manager is given the opportunity for an executive session with the Governance Committee. The Governance Committee reports to the full Board on the most significant risk issues.

        In addition to the Governance Committee's role in enterprise risk management oversight, other committees also play a role in risk oversight. Our Compensation Committee is responsible for the oversight of our talent and compensation risk. With respect to compensation-related risk, the Compensation Committee completes an annual review of the compensation plans for all Team Members in order to determine whether any of the plans or policies are reasonably likely to have a material adverse effect on the company. To complete this review, we first considered all compensation policies and practices for our Team Members, including the base salaries, annual/quarterly cash incentive and long-term equity incentive award plans of our executive officers, as well as the compensation plans of our management-level Home Office Team Members, Field Leadership Team and Restaurant General Managers. This review was assisted by our outside compensation consultant. As part of our review, we considered whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company and whether any of our compensation policies and practices incent individuals to take short-term risks that were inconsistent with our long-term goals. Upon completion of this review, our Compensation Committee determined there were no risks arising from our company's compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

        Our Audit Committee is responsible for the oversight of our internal control and financial reporting risk. Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Our Audit Committee receives regular updates from our legal department, which include updates on any risks arising from changes in government regulation to which we are subject. Our Audit Committee and, when appropriate, the full Board provides input on data risk as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance.

        Our Board is also responsible for the oversight of our competitive environment, brand damage and cyber security risk. Competitive environment risk is monitored by the full board through the periodic review of our operating performance and strategic plan. Brand damage risk is the risk to our company's brand and reputation that may arise from a major incident or

2015 Annual Meeting of Shareholders | 5

negative comments in the media, including social media. Our board of directors receives periodic reports from management on potential incidents or media exposure that may cause damage to our brand and the risks relating to such damage. The full board, and the Governance Committee in particular, regularly hear reports on management's work upgrading and maintaining its information technology and systems to protect the company, to the greatest extent possible, against cyber risks and security breaches.

        While the Board and the Governance Committee oversee the company's risk management team, company management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Committees of the Board

        Our Board of Directors has established the following committees: Audit Committee, Compensation Committee, Governance Committee, Executive Committee, and Compliance Committee.

        Audit Committee.    The Audit Committee reviews, in consultation with our independent registered public accounting firm, our financial statements, accounting and other policies, accounting systems, internal audit reports, and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee is responsible for the engagement of our independent registered public accounting firm and reviews other matters relating to our relationship with our independent registered public accounting firm. The Audit Committee also oversees the administration of our related party transactions policy, which is described in "Certain Relationships and Related Transactions" on page 40. The "Report of Audit Committee" is included on page 41. The Audit Committee held eleven meetings during fiscal 2014.

        The current members of the Audit Committee are J. Oliver Maggard, Chair, James M. Damian, Cynthia L. Davis, and Jerry R. Rose. All members of the Audit Committee are "independent directors" as defined by the listing standards of The Nasdaq Stock Market and meet the additional independence criteria for audit committee members set forth in the listing standards and SEC Rule 10A-3. The Board has determined that J. Oliver Maggard and Jerry R. Rose are "audit committee financial experts" as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We acknowledge that the designation of Mr. Maggard and Mr. Rose as audit committee financial experts does not impose on Mr. Maggard or Mr. Rose any duties, obligations, or liability greater than the duties, obligations, and liability imposed on Mr. Maggard or Mr. Rose as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

        Compensation Committee.    The Compensation Committee develops and administers compensation policies and plans and is responsible for producing the "Compensation Committee Report," which is on page 30 of this Proxy Statement. The Compensation Committee designs and oversees our compensation programs for our Chief Executive Officer, Chief Operating Officer, Executive Vice Presidents, and Senior Vice Presidents. Our independent directors are responsible for final approval of the Chief Executive Officer's compensation. The Compensation Committee is vested with the same authority as the Board of Directors with respect to the granting of awards and the administration of our equity and non-equity plans. As part of its annual performance review of the Chief Executive Officer, which is conducted in connection with recommending the Chief Executive Officer's compensation, the Compensation Committee may interview other executive officers. In approving compensation for other executive officers, the Compensation Committee takes into account recommendations from the Chief Executive Officer, among other factors. The Compensation Committee held six meetings during fiscal 2014.

        The current members of the Compensation Committee are Michael P. Johnson, Chair, Dale M. Applequist, J. Oliver Maggard, and James M. Damian. All members of the Compensation Committee are "independent directors" as defined by the listing standards of NASDAQ; "non-employee directors" as defined by Rule 16b-3 of the Exchange Act; and "outside directors" as defined in Section 162(m) of the Internal Revenue Code. All of the committee members also meet the additional independence criteria for compensation committee members set forth in the listing standards and SEC Rule 10C-1 promulgated under the Exchange Act.

6 | 2015 Annual Meeting of Shareholders

        In setting 2014 compensation, the Compensation Committee retained Frederic W. Cook & Co., Inc. ("Cook & Co.") as its compensation consultant. Cook & Co. was retained by and reported directly to the Compensation Committee. The Compensation Committee consulted with Cook & Co. regarding the company's compensation plans, policies, and annual programs, with Cook & Co. attending most of the Committee's meetings. Cook & Co. did not provide any other consulting services to the company. We have concluded that the work of the compensation consultant in fiscal 2014 did not raise any conflict of interest.

        Governance Committee.    The Governance Committee, acting as a nominating committee, screens and recommends to the Board of Directors candidates for nomination. The Committee also recommends to the Board the members of various committees, addresses corporate governance matters and oversees enterprise risk management. The current members of the Governance Committee are Dale M. Applequist, Chair, Cynthia L. Davis, Michael P. Johnson and Jerry R. Rose. All members of the Governance Committee are independent directors. The policies of the Governance Committee are described more fully in the "Governance Committee Report" on page 9. The Governance Committee held seven meetings during fiscal 2014.

        Executive Committee.    During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board in the management of our business, properties and affairs, including any authority to take action provided in our Bylaws to be taken by the Board, subject to applicable laws. The Executive Committee, however, is not authorized to fill vacancies of the Board or its committees, declare any dividend or distribution or take any action which, pursuant to the Bylaws, is required to be taken by a vote of a specified portion of the whole Board. The members of the Executive Committee are Warren E. Mack, Chair, Sally J. Smith, J. Oliver Maggard, and James M. Damian. The Executive Committee held two meetings during fiscal 2014.

        Compliance Committee.    On December 4, 2008, to comply with Nevada gaming laws, the Board formed a Compliance Committee, which is empowered to exercise its best efforts to identify and evaluate situations arising in the course of our business that may adversely affect the objectives of gaming control. The Compliance Committee must have at least three members and must include a director of the company and at least one person who is familiar with gaming regulatory laws and procedures and is independent of the company. The three members of the Compliance Committee are Warren E. Mack, our Chief Operating Officer, and an outside independent member. Our Compliance Committee reports to our Board and advises our Board if any activities are inappropriate, after investigation. It may use any of our resources and use whatever means it deems appropriate in conducting any such investigation. The Compliance Committee held four meetings during fiscal 2014.

  Committee Membership

Name	Governance Committee	Audit Committee	Compensation Committee	Executive Committee	Compliance Committee
Dale M. Applequist	Chair		Member
James M. Damian		Member	Member	Member
Cynthia L. Davis	Member	Member
Michael P. Johnson	Member		Chair
Warren E. Mack				Chair	Member
J. Oliver Maggard		Chair	Member	Member
Jerry R. Rose	Member	Member

Communications with the Board

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no specific director is named, the communication will be forwarded

2015 Annual Meeting of Shareholders | 7

to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures. Shareholder communications to the Board should be sent to:

Emily C. Decker SVP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

Compensation to Non-Employee Directors

        Cash Compensation.    In addition to being reimbursed for out-of-pocket expenses incurred while attending Board or committee meetings, the non-employee directors received the following cash compensation in 2014. The director compensation is determined by the full Board, upon recommendation from the Governance Committee, and is effective at the May meeting each year. The fees are paid at the quarterly Board meetings.

Board (non-chair) members	$50,000
Board chair	$75,000
Non-chair members of Audit, Compensation, Governance and Compliance Committees	$8,000
Non-chair members of Executive Committee	$4,000
Chairs of Audit and Compensation Committees	$16,000
Chair of Governance Committee	$10,000
Chair of Executive Committee	$5,000

        Equity Compensation.    The non-employee directors are entitled to an annual grant of fully-vested stock units for the number of shares equal to approximately $85,000. To determine the number of shares to grant, we divide $85,000 by the average of the twenty data points that represent the daily high and low stock price of the ten preceding trading days. Because of this methodology, the value of the stock awards will not likely be exactly $85,000. In 2014, each of our outside directors received a grant of 596 shares, which shares were issued to the directors on May 9, 2014. In 2015, the annual grants will be made May 8, 2015, which is the second day of the May Board Meeting.

        Stock Ownership Guidelines.    We require our non-employee directors to maintain a minimum level of stock ownership to strengthen alignment with our shareholders. Our current guidelines require non-employee directors to own stock equal to five times the annual cash retainer within six years of joining the Board. Additional details regarding our stock ownership guidelines for non-employee directors and executives can be found on page 28 of this proxy statement.

        Deferred Compensation.    Our Deferred Compensation Plan permits the directors to defer up to 100% of compensation, including fees and restricted stock grants. Currently, no director has elected to defer any portion of compensation.

8 | 2015 Annual Meeting of Shareholders

        Director Compensation Table.    The table below summarizes the compensation paid by us to our non-employee directors during fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Dale M. Applequist	$65,500	$85,139	$150,639
James M. Damian	$91,250	$85,139	$176,389
Cynthia L. Davis	—	—	—
Michael P. Johnson	$71,500	$85,139	$156,639
Warren E. Mack	$60,500	$85,139	$145,639
J. Oliver Maggard	$75,500	$85,139	$160,639
Jerry R. Rose	$63,500	$85,139	$148,639

(1)
The amounts consist of the cash fees paid to the non- employee directors as described in "Cash Compensation" above. The annual cash compensation for non-chair members increased from $40,000 to $50,000 effective in May, 2014. The annual cash compensation for the Board chair increased from $60,000 to $75,000 effective in May, 2014. The Board also approved an increase in equity compensation from $70,000 to $85,000 in equity compensation for all Board members, effective in May, 2014.
(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of restricted stock unit awards made under our 2012 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 filed with the Securities and Exchange Commission.

        2015 Director Compensation Actions.    The Board approved the following compensation increases for 2015: the annual cash compensation for non-chair members will increase from $50,000 to $60,000 effective in May, 2015; the annual cash compensation for the Board chair will increase from $75,000 to $85,000 effective in May, 2015; and the annual equity compensation will increase from $85,000 to $95,000 in equity compensation for all Board members, effective in May, 2015.

GOVERNANCE COMMITTEE REPORT

        The Governance Committee is comprised of independent directors. In accordance with its written charter, as well as the principles of corporate governance adopted by the Board of Directors and the nominating policies, the Governance Committee assists the Board of Directors with fulfilling its responsibilities regarding any matters relating to corporate governance, including selection of candidates for our Board of Directors. Its duties include oversight of: the principles of corporate governance by which Buffalo Wild Wings and the Board are governed; the codes of ethical conduct and legal compliance by which Buffalo Wild Wings and its directors, executive officers, Team Members, and agents are governed; policies for evaluation of the Board and the chairperson; policies for election and reelection of directors; and policies for succession planning for the Chief Executive Officer, Board chairperson, and other Board leaders. In addition, the Committee is responsible for annually reviewing the composition of the Board, focusing on the governance and business needs and requirements of the company, screening of director candidates and recommending nominees to the Board, evaluating the performance of directors, recommending director compensation to the Board and recommending the reelection of directors who are performing effectively and who continue to provide a competency needed on the Board. Our principles of corporate governance provide that there should be at least seven directors on the Board, with a majority being independent.

        Each year, the Governance Committee oversees the evaluation process for the Board and Committees. Each director completes a written evaluation of the Board and their respective Committees, and the Secretary also conducts a follow-up evaluation phone call, accompanied by the Board Chair and Governance Committee Chair.

        The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, third-party search firms, and other sources. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business

2015 Annual Meeting of Shareholders | 9

and industry, having high standards of personal ethics and mature judgment, being able to work collegially with others, having commitment to shareholder value and being willing to devote the necessary time and energy to fulfilling the Board's responsibilities. Independent directors are not permitted to serve on more than three other boards of public companies, and management personnel are not permitted to serve on more than one other board of a public company without approval from the Board. In addition, factors such as the following may be considered:

  •
  appropriate size and diversity of the Board;

  •
  needs of the Board with respect to particular talent and experience;

  •
  the knowledge, skills and experience of nominees, including experience in the industry in which the company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  •
  familiarity with domestic and international business affairs;

  •
  legal and regulatory requirements;

  •
  experience with accounting rules and practices;

  •
  appreciation of the relationship of our business to the changing needs of society; and

  •
  desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

        With respect to the first bullet point above, the Governance Committee may consider a number of features in its evaluation of the Board's diversity, including geography, age, gender, ethnicity, and business experience. Diversity is one of many factors in the total mix of information available to the Board for them to consider when evaluating director candidates.

        Shareholders who wish to recommend one or more persons as a director candidate must provide a written recommendation to our Secretary. Notice of a recommendation must include the shareholder's name, address, and the number of Buffalo Wild Wings shares owned, along with information with respect to the person being recommended, i.e. name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of each employer's business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements, and other board memberships, if any. The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. We may require a nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

        Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to our Secretary at the address below. For each proposal, the notice must include a brief description of the matter to be brought before the meeting, the reasons to bring the matter before the meeting, the shareholder's name, address, and number of shares owned, and any material interest that the shareholder may have in the proposal. The Secretary will forward the proposals and recommendations to the Governance Committee. See "Shareholder Proposals" on page 42.

Emily C. Decker, SVP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

        A copy of the current Governance Committee Charter can be found on the Buffalo Wild Wings website at www.buffalowildwings.com.

Members of the Governance Committee Dale M. Applequist, Chair Cynthia L. Davis Michael P. Johnson Jerry R. Rose
10 | 2015 Annual Meeting of Shareholders

BUSINESS EXPERIENCE AND QUALIFICATIONS

Name	Age	Director Since	Business Experience and Qualifications
Dale M. Applequist	67	1997	Dale M. Applequist served as CEO and co-founder of Cash Plus, Inc from 1978 through 1998. In that capacity he helped to launch and build multiple brands. He also was a partner and director of Campbell-Mithun Advertising, LLC from 1990 to 1998.

Mr. Applequist brings a wealth of advertising, marketing and brand building experience to our board for package goods, restaurants, hospitality and other retail brands. Mr. Applequist has a broad range of business experience both as an owner and board member of privately-held companies. He is a resource for our research and marketing departments and has extensive institutional knowledge from his years acting as a director with our company. Mr. Applequist chairs our Governance Committee and sits on our Compensation Committee.

James M. Damian	64	2006

James M. Damian served as Senior Vice President, Chief Design Officer of Best Buy's Customer Experience Design Group, from 1998 through 2010. Prior to that Mr. Damian has held various executive posts throughout the retail industry including Harvey Nichols, a London- based luxury retailer; B.Altman & Co., a specialty department store; R.H. Macy &Co., as Group Vice-President of Store Design; and as President of Hindsgaul Mannequins Worldwide, Copenhagen, London, Paris and New York. He also served as a Board Member of the Minnesota Orchestra from 2003 to 2013. Mr. Damian currently serves on the Boards of Century Park Capital Partners, a Los Angeles based Private Equity Firm; Moss Inc., an Exhibition Design and manufacturing company based in Chicago; and Co-Founder and member of the Dotopia Foundation Board for Social Responsibility.

While at Best Buy, Mr. Damian was responsible for reinventing the experience of shopping in mass specialty retail. He uses this experience to bring to our company the relentless pursuit of new concepts that go against the grain and challenge the status quo. He also has expertise in concept development and guest experience and how these transfer to an international model that fits in other cultures. Mr. Damian is our Board Chairman and sits on our Compensation Committee, Audit Committee and Executive Committee.

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Name	Age	Director Since	Business Experience and Qualifications
Cynthia L. Davis	53	2014

Cynthia L. Davis most recently served as an executive at Nike for 10 years. Most recently, she was Vice President of Nike Inc. and President of Nike Golf from 2008 to December, 2014. She also has been a member of the Board of Directors for Kennametal Inc. since December 2012, where she serves on the Audit and Governance Committees. In her role with Nike she led the over $800 million global golf business, including all product, marketing, sports marketing, sales, operations, finance, legal, and human resources responsibilities. Davis drove innovative profitable growth, and a team of athletes headlined by the two most iconic golf athletes. To that end, in 2013, she was recognized as one of Sports Illustrated's "50 Most Powerful People in Sports." Prior to joining Nike in 2005, Davis was the Senior Vice President of Golf Sponsorships, Sports Marketing and New Media for the Golf Channel. Leading up to that, she was the President and CEO of The Arnold Palmer Golf Company after serving as Vice President of the Ladies Professional Golf Association (LPGA). Davis is a former chairperson of the National Golf Foundation (NGF) and has served on the Golf 20/20 Executive Committee.

Through her business background, Ms. Davis brings to the Board significant global business leadership skills. She has experience in strategic planning, innovation and consumer initiatives, go-to-market growth plans, and expertise in the sports industry. She also brings corporate governance experience to the Board, through her experience with other public companies. Ms. Davis sits on our Audit Committee and Governance Committee.

Michael P. Johnson	67	2006

Michael P. Johnson has served as President and CEO of J & A Group, LLC, a business and management consulting company, since June 2008. In March 2008, Mr. Johnson retired as Senior Vice President and Chief Administrative Officer of The Williams Companies, a publicly-held energy company, having joined The Williams Companies in 1998. In this role, he was responsible for human resources, information technology, purchasing, real estate/facilities and security, and he served as Chairman of the Board of the Williams Foundation. From 1991 to 1998, Mr. Johnson served in various officer- level positions for Amoco Corporation, most recently as Vice President of Human Resources, which included domestic as well as international responsibilities. Mr. Johnson serves on the Board of Directors of CenterPoint Energy, Inc. and the QuikTrip Corporation, a privately-held retail gasoline, food and convenience store company. Mr. Johnson also serves on the boards of several charitable organizations and foundations.

Mr. Johnson brings to our Board significant experience in corporate and retail strategy development, human resources and organizational development. He has senior management experience in leading global shared services organizations through all business cycles and large-scale organizational improvement, which has made him an important resource to our company. He also has significant public company corporate governance experience. Mr. Johnson chairs our Compensation Committee and sits on our Governance Committee.

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Name	Age	Director Since	Business Experience and Qualifications
Warren E. Mack	70	1994

Warren E. Mack has been an attorney with the law firm of Fredrikson & Byron, P.A. since since graduating from the University of Chicago Law School in 1969, serving as its Chairman from 1999 to 2004 and its President from 1985 to 1997. Fredrikson & Byron, P.A. provides legal services to us. Mr. Mack's law practice focused on representing investors, which gives him extensive corporate governance knowledge.

Mr. Mack brings a shareholder's perspective and many years of experience working to create shareholder value on public and private company boards. In 2006 Mr. Mack was named one of Minnesota's Five Outstanding Directors by Twin Cities Business. Mr. Mack chairs the Board of Directors of the Minnesota Orchestra, is the past chair of the Board of Directors of Buena Vista University and is a member of the Board of Directors of North Memorial Health Care. He sits on our Executive Committee and Compliance Committee.

J. Oliver Maggard	60	1999

J. Oliver Maggard has served as Managing Partner of Caymus Partners LLC, an investment banking firm, since October 2002, and as a Managing Partner of Caymus Equity Partners, LLC, a private equity firm, since its founding in 2012. From January 1995 to October 2002, Mr. Maggard was a Managing Director and Partner of Regent Capital Management Corp., a private equity firm which he co-founded. Prior to founding Regent Capital, Mr. Maggard held various positions with Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated, and E.F. Hutton & Co. Mr. Maggard also serves as a director of Phoenix Aromas & Essential Oils,  LLC and of three portfolio companies of Caymus Equity Partners, LLC, all privately-held companies.

Mr. Maggard has significant financial experience and brings strong leadership to the Board and the Audit Committee. He understands the intricacies of restaurant-level financials as well as how they have an impact on the financials of the overall company. Mr. Maggard chairs our Audit Committee and sits on our Compensation Committee and Executive Committee.

Jerry R. Rose	64	2010

Jerry R. Rose served as Corporate Vice President of Cargill, Inc. from 2004 to September 2012. He was a member of the Corporate Center and a platform leader for the Cargill Animal Nutrition, Animal Protein & Salt Platform and the Cargill BioFuels, BioIndustrial & Emerging Business Platform. He joined Cargill in 1973 and had various accounting and executive positions with the company. He oversaw international investment activities and acquisitions, as well as the Cargill Global Business Excellance Activity, which focused on developing high-performance businesses.

Mr. Rose brings to the Board financial experience, as well as a wealth of knowledge on international business. He has senior management experience in a large global organization and is an important resource to the company as it expands both domestically and internationally. He brings expertise in food production and processing, food manufacturing, financial markets, transportation and animal nutrition. Mr. Rose is a past Chairman of the Malcolm Baldrige Award Board of Overseers and is a director for Daybreak Foods. Mr. Rose sits on our Audit Committee and Goverance Committee.

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Name	Age	Director Since	Business Experience and Qualifications
Sally J. Smith	57	1996

Sally J. Smith has served as our Chief Executive Officer and President since July 1996. She served as our Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith is a CPA. Ms. Smith serves on the boards of Alerus Financial Corporation, Allina Health Systems and the National Restaurant Association, where she served as chairperson in 2011.

Ms. Smith has led our company through significant growth and success. Her financial background gives her focus on the details of restaurant economics and her involvement in the National Restaurant Association exposes her to the current issues in the restaurant industry. Her election as 2011 chairperson demonstrates that she is respected as an industry leader. Ms. Smith sits on our Executive Committee.

ELECTION OF DIRECTORS (PROPOSAL #1)

        Our Bylaws provide that the number of directors shall be the number set by the shareholders. The Bylaws require that we have at least one director. In accordance with our principles of corporate governance, which require at least seven directors, and the recommendations of the Governance Committee, the Board set the number of directors at eight and selected the persons listed below as nominees to be elected at the 2015 Annual Meeting of Shareholders. Unless otherwise instructed, the Proxies will be voted to elect the eight nominees listed below, thereby setting the number of members of the Board at eight. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter. However, if an individual director does not receive enough votes to meet this plurality standard, our Principles of Corporate Governance require that the director submit their resignation.

        If elected, the individuals listed below shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All of the nominees are members of the current Board of Directors. If, prior to the 2015 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unwilling or unable to serve as a director after the 2015 Annual Meeting by reason of resignation, death, incapacity, or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as may be selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees that may result from such resignation, death, incapacity, or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will withdraw or be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTORS

14 | 2015 Annual Meeting of Shareholders

 COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION AND EXECUTIVE SUMMARY

        The Compensation Discussion and Analysis ("CD&A") describes our executive compensation program, including the objectives and elements of compensation as well as determinations made by the Compensation Committee (the "Committee") regarding our named executive officers:

  •
  Sally J. Smith, President and Chief Executive Officer

  •
  James M. Schmidt, Chief Operating Officer

  •
  Mary J. Twinem, Executive Vice President and Chief Financial Officer

  •
  Judith A. Shoulak, Executive Vice President, President North America Buffalo Wild Wings

  •
  Kathleen M. Benning, Executive Vice President, Chief Strategy Officer and Business Development

        The objective of our executive compensation program is to enable the company to recruit, retain and motivate a highly qualified management and leadership team by providing market-based levels of compensation in a way that builds a strong leadership team as a model for the entire organization. Our overall executive compensation design philosophy reflects the Committee's desire to align management's actions with the interests of our shareholders. Accordingly, a substantial percentage of the compensation for our named executive officers is at-risk and based primarily on company performance. Our executives, as a team and individually, will benefit from larger rewards when performance objectives are exceeded and conversely will receive lower or no rewards when performance falls below targeted levels.

        Buffalo Wild Wings is focused on profitable growth that builds shareholder value. To accomplish this goal, we attract, motivate, retain, and fairly reward executive talent with a total competitive compensation plan composed of three main elements, which we collectively refer to as "total direct compensation": (1) base salaries; (2) annual cash incentive compensation; and (3) equity incentive compensation in the form of performance-based restricted stock units ("PRSUs") and stock options. The Committee makes its compensation design decisions based on the following principles: holding executives accountable for the company's goals, ensuring alignment with shareholder interests, encouraging team member engagement and optimizing results.

        2014 was another successful year for Buffalo Wild Wings. We continued to deliver on our strategy to remain a category-leading, high-growth concept and deliver excellent shareholder returns.

2015 Annual Meeting of Shareholders | 15

 COMPARISON OF 5 YEAR CUMULATIVE TOTAL
RETURN*

*
$100 invested on 12/27/09 in stock or 12/31/09 in index, including reinvestment of dividends.

Indexes calculated on month-end basis.

Copyright@ 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights

COMPANY PERFORMANCE HIGHLIGHTS FOR 2014

  •
  We achieved strong results in new and existing restaurants to deliver net earnings growth of 31.5%. We provided substantial value to our shareholders with earnings per diluted share of $4.95 for the year.

  •
  We increased our presence with 78 net additional Buffalo Wild Wings restaurants, ending the year with 1,071 locations in all 50 states, Canada and Mexico. We also have 11 restaurants open with our emerging brands concepts: 2 PizzaRev restaurants, 2 company-owned Rusty Taco restaurants and 7 franchised Rusty Taco restaurants. Thus we ended the year with 1,082 total locations.

  •
  We achieved company-owned same-store sales growth of 6.5% and franchised restaurant same-store sales growth of 5.6%.

  •
  These increases and our unit growth helped to drive a 19.7% increase in revenue, which resulted in total revenue of $1.52 billion for 2014. Revenue consists of sales at company-owned restaurants and royalties collected from sales at franchised restaurants.

  •
  We kept our focus on long-term success by investing in technology and innovation at the restaurants and in the Home Office, international expansion and emerging brands.
16 | 2015 Annual Meeting of Shareholders

WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION

        We have three elements of total direct compensation: base salary, annual cash incentive and long-term equity incentive compensation. The vast majority of total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest business-related perquisites. The dashboard below provides a single snapshot of all elements of our executive compensation program, including our Committee's primary rationale for including each element. Additional information about the key elements of our compensation programs is included below the dashboard.

COMPENSATION DASHBOARD

Key Elements of Compensation

Other Elements of Compensation

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2014 EXECUTIVE COMPENSATION SUMMARY

        Performance-Based Pay.    As a direct result of our success in 2014, actual performance on many of our performance metrics met or exceeded the corresponding targets. Performance related to each of these measures is explained further in this CD&A on pages 15 through 29. Our company performance for 2014 and the previous three years and the individual performance of our executive officers served as key factors in determining compensation for 2014, including as follows:

  •
  Annual Cash Incentive Program:  Net income, revenue, same-store sales, and restaurant openings are the key metrics in our named executive officers' annual cash incentive program ("CIP"). Combined with the individual performance measurement, these metrics provide a balanced approach to evaluating annual company performance.

  •
  The company achieved 128.0% of its net income target for 2014.

  •
  The company achieved 101.8% of its revenue target for 2014.

  •
  The company achieved 159.0% of its system-wide same-store sales growth target and achieved its goal for positive same-store sales each quarter.

  •
  The company opened 4 restaurants less than its enterprise (company-owned and franchised) restaurant openings target.

  •
  Based on these results, which account for 80% of the payout, the annual cash incentive program payout for 2014 for the named executive officers was 124.6% of the targeted CIP amount based directly on company performance.

  •
  The remaining 20% of the annual cash incentive is attributable to individual performance. The average payout for the individual performance was 150% of target. Payout determination was based on the CEO's evaluation of each executive officer's individual contribution (other than herself) and the Committee's evaluation of the CEO's performance in 2014.

  •
  Equity Incentive Program:  Our long-term equity incentive program ("EIP") consists of PRSUs and stock options. The PRSUs constitute 75% of the EIP and are dependent on three-year cumulative net income growth. We chose cumulative net income growth because it aligns directly with total shareholder return. For the 3-year performance period that ended December 28, 2014, the company's cumulative net income growth was between target and maximum performance; this result led to a payout at 151.7% of target.
18 | 2015 Annual Meeting of Shareholders

2014 EXECUTIVE COMPENSATION STRUCTURE AND ACTIONS

2015 Annual Meeting of Shareholders | 19

ALLOCATION OF TARGET TOTAL DIRECT COMPENSATION

        The allocation of the components of target total direct compensation for 2014 was consistent with the Committee's philosophy that the majority of the compensation for the CEO and other named executive officers should be at risk. The Committee also feels this allocation is appropriate because a greater proportion of each executive officer's at-risk compensation is based on long-term goals.

EXECUTIVE COMPENSATION PROGRAM PRACTICES

        Below we summarize some of our important executive compensation practices, including the practices we have implemented to drive performance and some compensation practices we avoid because we do not believe they would serve our shareowners' long-term interests.

  •
  The compensation of our named executive officers is reviewed and established annually by the Committee, the members of which are independent directors, as defined by the SEC and NASDAQ. The CEO's compensation is approved by all the independent directors of the full Board.

  •
  We believe that a substantial portion of the compensation for our executives should be at risk and received only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Committee and the Board.

  •
  The Committee engages an independent compensation consultant to advise on the compensation program design and provide comparison data.

  •
  The Committee utilizes a peer group of retail and restaurant companies as one factor to determine executive compensation. This allows the Committee to ensure competitiveness in the market. In May 2014, the Committee made adjustments to the peer group as three previous peers had been acquired and two peers were added.

  •
  We believe the executives and directors should have an appropriate equity interest in order to align their interests with those of our shareholders. Thus we have stock ownership guidelines and an anti-hedging policy in place for executive officers and directors.

  •
  Each of our named executive officers is party to an employment agreement that provides for separation payments if the executive is terminated without cause or if the executive resigns for good reason and for acceleration of these
20 | 2015 Annual Meeting of Shareholders

    payments if the separation occurs within one year of a change in control. The change of control feature is a "double trigger" arrangement, requiring both a change in control and a termination of employment before payments are accelerated. Consistent with best practices, no tax gross-ups are provided to offset any tax liability for any change in control separation payments.

  •
  The Committee performs a risk analysis of compensation programs for the executive officers as well as the other field and Home Office Team Members, as more fully described on page 5.

  •
  The company provides a deferred compensation program and the following limited perquisites, depending on the position of the officer: a) executive physicals and enhanced insurance coverage; b) company cars; and c) personal financial planning services.

  •
  Buffalo Wild Wings prepares and reviews with the Committee tally sheets summarizing the compensation of each named executive officer. This information is used by the Committee to understand the implications of its decisions on compensation for the named executive officers.

  •
  Executive officers are subject to a clawback policy under which the company will seek to recover or cancel cash or equity-based incentive compensation previously provided to an executive if the executive's misconduct caused or contributed to the issuance of materially noncompliant financial statements that were used to determine the amount of the compensation and were required to be restated.

TOTAL REWARDS PHILOSOPHY

        As a long-term growth company, our total rewards philosophy strives to maximize the principles of accountability, alignment, engagement and optimization among our Team Members. Our philosophy is to "pay for performance" by designing our compensation programs to reward Team Members for company and individual success.

        Our philosophy is supported by four specific Total Rewards Principles, which serve as the guiding framework to our specific compensation programs and approaches we use to drive performance.

TOTAL REWARDS PRINCIPLES

Principle	Purpose
Accountability	•	Maintains a consistent link between performance, rewards and results
	•	Rewards quantitative and qualitative results
Alignment	•	Ensures that all compensation plans are appropriately aligned with the interests of shareholders and other Team Members and is tied into company strategy
Engagement	•	Promotes a high level of urgency, motivation and commitment
	•	Makes the link between pay and performance clear
	•	Promotes teamwork and collaboration
Optimization	•	Encourages Team Members and teams to achieve extraordinary results
	•	Rewards exceptional performance with exceptional pay

        Our executive compensation program is structured so that our base salaries are positioned around the median of the competitive market. We set aggressive annual and long-term goals in order to drive behaviors and results that will provide shareholder value that meets or exceeds expectations. Our annual cash incentive and long-term equity incentive programs are designed so that we provide total rewards that are commensurate with actual results. We believe that a substantial portion of the compensation for our executives should be at risk and received only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Committee and the Board. At-risk compensation comprises a greater percentage of target total direct compensation for our executives than other Team Members.

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THE EXECUTIVE COMPENSATION PROCESS

The Role of the Compensation Committee

        The Committee met six times during 2014. Throughout the year, the Committee focused on compensation issues, market data and trends and compensation program analysis and design. Our CEO, COO and Senior Vice President of Talent Management attend the meetings on behalf of management, except when their own compensation is being discussed.

        The Committee's responsibilities are described in the Committee Charter and include the following:

  •
  Periodically review and approve the company's compensation philosophy, policies and programs that in the Committee's judgment support the company's strategy and are consistent with the long-term interest of shareholders.

  •
  Annually review each element of the program to ensure alignment with the philosophy and goals of the company.

  •
  Monitor the compensation of the executive officers and adjust as necessary to align with the total rewards philosophy.

  •
  Evaluate the CEO's performance against the company's goals and objectives and, based upon this evaluation, recommend to the independent directors of the Board the CEO's compensation. The CEO is not included in any discussions or decisions related to her pay.

  •
  Review the CEO's evaluations of the other executive officers' performance relative to their individual goals and objectives and her recommendations for the compensation of the other executive officers, and approve the compensation of the other executive officers, including their employment agreements and special or supplemental benefits.

  •
  Review and approve the following compensation plans and any modifications subject to the rules of each plan: Equity Incentive Plan, Cash Incentive Plan, Deferred Compensation Plan, ESPP Plan and 401K Plan. Make recommendations to the Board for shareholder approval of any new or amended equity-based compensation plans.

  •
  Approve equity-based compensation for any team member subject to the requirements of Section 16 of the Exchange Act.

  •
  Ensure the effectiveness of the leadership development process by reviewing annual development and succession plans with respect to the CEO and other executive officers.

The Role of the Compensation Consultant

        To assist in setting 2014 compensation, the Committee retained Frederic W. Cook and Co., Inc. ("Cook & Co.") as its independent compensation consultant. Cook & Co. reports directly to the Committee, independent of management. The Committee assessed the independence of Cook & Co. and took into account related factors in accordance with SEC and NASDAQ rules and concluded that the work of Cook & Co. did not raise any conflict of interest that would prevent them from independently advising the Committee. The Committee consults with Cook & Co. regarding the company's compensation plans, policies, and annual programs and Cook & Co. provides recommendations based on compensation trends and regulatory/compliance developments. Cook & Co. does not provide any other consulting services to the company.

The Role of the Chief Executive Officer

        After the end of each fiscal year, the CEO completes a performance evaluation for each executive officer, which includes an evaluation of performance against individual objectives. Based on these evaluations, the CEO makes a recommendation on the portion of the cash incentive tied to individual objectives that each executive officer should receive as well as a recommendation for each executive officer's base salary and target payout opportunities under the Cash Incentive Plan and Equity Incentive Plan. The evaluations and recommendations are then provided to and discussed with the Committee, which makes the final compensation determinations for each executive officer. The CEO does not make any recommendations in relation to her own compensation.

22 | 2015 Annual Meeting of Shareholders

        As noted earlier, key members of management also participate in the Committee meetings to discuss the company's measures and performance targets. The CEO also has authority from the Committee to make compensation decisions for all Team Members below the executive officer level.

Outcome of the 2014 Shareholder Advisory Vote

        We conduct an annual shareholder advisory vote on the compensation of the company's named executive officers. This vote is not binding on the company; however, the Committee does take into account the outcome of the vote when making future compensation decisions.

        Our 2014 Say-on-Pay proposal was supported by over 99% of our shareholders. Although the Committee always considers changes to the compensation programs to enhance effectiveness and alignment, it did not make any significant changes to the executive compensation program for 2014 because it felt that the compensation program fairly motivated and compensated executive officers, and because it believed the say-on-pay vote demonstrated the strong support of our shareholders for continuing the program in its existing form. For more information, see Proposal #2, ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION on page 29.

PEER GROUP

        The Committee uses information gathered from our peer group as one of multiple factors in analyzing executive compensation. The compensation consultant assists the company in determining which companies belong in our peer group. The Committee annually evaluates the composition of the peer group and makes appropriate changes to the peer group to ensure that we maintain a group of restaurant and retail companies whose operations and size are similar to ours. Data from these peer group companies was used to inform decisions regarding executive compensation for 2014. Three companies (CEC Entertainment, Inc., Jos. A. Bank Clothiers, Inc., and rue21, Inc.) that were peers were acquired in the last year and have been eliminated from our peer group. Bloomin' Brands, Inc. and Domino's Pizza, Inc. were added to the peer group in 2014 which brought our peer group to the following 18 companies:

BJ's Restaurants, Inc.	Domino's Pizza, Inc.
Bloomin' Brands, Inc.	Dunkin' Brands Group, Inc.
Bob Evans Farms, Inc.	Einstein Noah Restaurant Group, Inc.
Brinker International, Inc.	Hibbett Sports, Inc.
Cheesecake Factory, Inc.	Panera Bread Company
Chico's FAS, Inc.	Red Robin Gourmet Burgers, Inc.
Chipotle Mexican Grill, Inc.	Ruby Tuesday, Inc.
Cracker Barrel Old Country Store	Texas Roadhouse, Inc.
DineEquity, Inc.	Ulta Salon, Cosmetics and Fragrance, Inc.

2014 EXECUTIVE COMPENSATION

Base Salary

        Base salary is the foundation of the compensation program, in that most other major components of compensation are based on a relationship to base salary. Base salaries are reviewed annually, with the review occurring during the first quarter with new salaries generally going into effect at the beginning of the second quarter. The base salary for the CEO is determined by the Committee, with final approval by the independent directors, taking into consideration the results of a performance review, competitive market data, and the current level of total compensation, as well as written feedback from other executive officers. With respect to the other executive officers, the Committee approves final base salary amounts, taking into account the salary recommendations from the CEO, current level of total compensation, market median, individual contributions, changes in

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position or responsibility, and internal pay equity considerations. Base salary increases reflect favorable performance in 2014 and the growth of the company as well as increased responsibilities of the executive officers that accompany that growth.

Base Salaries
	2014	2013	Percentage Increase
Sally J. Smith	$750,000	$700,000	7.1%
James M. Schmidt	$503,250	$475,000	5.9%
Mary J. Twinem	$440,000	$417,500	5.4%
Judith A. Shoulak	$395,750	$370,000	7.0%
Kathleen M. Benning	$348,250	$325,000	7.2%

Annual Cash Incentive Compensation

        The 2014 annual CIP for our CEO, COO, and Executive Vice Presidents, has similar terms to the 2013 program. The criteria for earning incentive compensation under this program were the same for all executive officers, but the target annual cash incentive opportunity varied between the executive officers.

Target Annual Cash Incentive Opportunities as Percentage of Base Salary
Chief Executive Officer	100%
Chief Operating Officer	80%
Executive Vice Presidents	75%

        The Committee believes that, as position and responsibility increase, a greater percentage of total compensation should be tied to company performance. The Committee selected and weighted the specific elements of this program based on its judgment that these were key factors in creating shareholder value. In the aggregate, the officers can earn varying amounts as percentage of base salary, but the officers were not guaranteed any cash incentive under this program. For instance, an officer would have received no cash incentive if none of the threshold levels were achieved with respect to the performance goals and no amount was awarded for his or her performance against individual objectives. Conversely, if all performance goals were achieved at maximum levels, our named executive officers could earn up to 186% of their targeted bonus opportunities.

        The program rewards executives for overall company performance in the following categories:

  •
  Revenue;

  •
  Net income;

  •
  Positive same-store sales ("SSS") overall for the year and for each fiscal quarter; and

  •
  Gross enterprise restaurant openings.

        These elements were chosen because they were key financial and operational elements that would indicate whether fiscal 2014 was successful. Revenue and net income are the key indicators of operational success, and thus these elements are weighted more heavily than the other elements. In total, the company performance metrics make up 80% of the payout of the CIP.

        The program also offered the opportunity to earn cash incentives for achieving individual objectives. The Committee reviewed individual objectives for each executive when approving their personal cash incentive. The individual objectives for our Chief Executive Officer are agreed on at the beginning of each year between our CEO and the Committee when the Committee reviews her performance for the previous year. The individual objectives for the remaining executive officers are agreed upon by the CEO and the respective executive officers and are reviewed by the Committee. The actual amount of cash incentive payable upon achievement of individual objectives is determined by the Committee based on achievement of pre-established goals. A description of the annual CIP is set forth below in more detail.

24 | 2015 Annual Meeting of Shareholders

        The 2014 annual CIP had the key objective performance criteria and corresponding payout opportunities summarized in the table below. Performance between any of the levels specified in the table would result in a pro rata percentage payout between the corresponding CIP funding levels.

		CIP Funding
Performance Metrics	Target Performance	Threshold (% of Target Payout)	Target Payout	Maximum (% of Target Payout)
Revenue	$1.489 Billion	50%(1)	100%	200%
Net Income	$72.53 Million	50%(1)	100%	200%
SSS (annual)	3.75%	0%	100%	200%
SSS (quarterly)	Pos. all qtrs.	25%(1)	100%	100%
Restaurant Openings (all Enterprise)	98	Actual/Target	100%	Actual/Target
Individual Performance	Individual goals vary by executive	0%	100%	200%

(1)
Performance below Threshold levels for these metrics results in no payout.

        2014 Company Performance.    Company performance accounts for 80% of the CIP outcome. The weightings for each of the metrics are provided in the table below. Based on performance related to each metric (described below), the weighted CIP payout is outlined in the following table:

Metric	Target Performance	Actual Company Performance	Weight	Payout Based on Company Performance (% of Target)	Weighted CIP Payout
Revenue	$1.489 Billion	$1.516 Billion	25%	136%	34.1%
Net Income	$75.53 Million	$92.89 Million	30%	200%	60.0%
Same-store sales (annual)	3.75%	5.97%	10%	159%	15.9%
Same-store sales (quarterly)	Positive all 4 quarters	Positive all 4 quarters	5%	100%	5.0%
Restaurant Openings (all Enterprise)	98	94	10%	95.9%	9.6%
Total Company Funded			80%		124.6%

        Individual Objectives.    In addition to the objective company performance goals identified above, the participants had the opportunity to earn compensation based on their individual performance against individual objectives. The individual objectives allow the company to recognize key initiatives and reward an individual's contributions. These objectives include project implementations, Team Member engagement measurements and strategic development. The individual performance component of the CIP accounts for the remaining 20% of the total weighting.

Named Executive Officer	Weight	Payout Based on Indiv. Performance (% of target)	Weighted CIP Payout
Sally J. Smith	20%	166.7%	33.3%
James M. Schmidt	20%	156.3%	31.3%
Mary J. Twinem	20%	133.3%	26.7%
Judith A. Shoulak	20%	166.7%	33.3%
Kathleen M. Benning	20%	133.3%	26.7%

        2014 Total Earned Cash Incentive Compensation.    The 2014 annual cash incentive earned by each named executive officer is determined by adding the actual payout percentages for that officer on each of the performance criteria and multiplying

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that sum by the officer's 2014 base salary multiplied by the target CIP percentage. The annual cash incentive earned by each of the named executive officers during 2014 is set forth below:

Named Executive Officer	2014 Base Salary	Target CIP (% of Salary)	Weighted CIP Funding Based on Company Performance	Weighted CIP Funding Based on Individual Objectives	Total CIP Funding	Actual 2014 Earned Cash Incentive Compensation
Sally J. Smith	$750,000	100%	124.6%	33.3%	158.0%	$1,184,725
James M. Schmidt	$503,250	80%	124.6%	31.3%	155.9%	$627,553
Mary J. Twinem	$440,000	75%	124.6%	26.7%	151.3%	$499,268
Judith A. Shoulak	$395,750	75%	124.6%	33.3%	158.0%	$468,845
Kathleen M. Benning	$348,250	75%	124.6%	26.7%	151.3%	$395,159

Equity Incentive Compensation

        The Committee believes equity is the most effective tool to align the executive team with the long-term interests of shareholders. Therefore, our EIP is the most heavily-weighted component of pay for our named executive officers. The weight of each component in 2014 remained unchanged from 2013 (75% of the total grant date fair value in PRSUs, 25% of the grant date fair value in stock options). We believe that this combination appropriately incentivizes management to focus on long-term profitable growth, while creating ongoing alignment with shareholder value. Further, the Committee believes equity is an appropriate motivational tool and assists in the retention of critical senior leaders needed to drive our long-term growth strategy. In limited circumstances, the Committee may utilize time-based restricted stock unit grants to recognize significant achievements or for retention purposes.

Target Equity Incentive Opportunities as Percentage of Base Salary

	PRSUs (75% of total equity)	Stock Options (25% of total equity)	Total Equity
Chief Executive Officer	187.50%	62.50%	250.00%
Chief Operating Officer	105.00%	35.00%	140.00%
Chief Financial Officer	90.00%	30.00%	120.00%
Other Executive Vice Presidents	86.25%	28.75%	115.00%

        PRSUs.    Our named executive officers receive annual grants of PRSUs subject to certain vesting and performance conditions. The performance criterion for the PRSUs is three-year cumulative net income. This measurement was chosen because it is a long-term reflection of shareholder value.

        The threshold, target and maximum number of PRSUs awarded in 2014 that may be earned and vest based on the three-year performance period ending December 26, 2016 as a percentage of base salary are:

Vesting Levels (as % of Salary)

	Threshold	Target	Maximum
Chief Executive Officer	140.60%	187.50%	375.00%
Chief Operating Officer	78.75%	105.00%	210.00%
Chief Financial Officer	67.50%	90.00%	180.00%
Other Executive Vice Presidents	64.69%	86.25%	172.50%
26 | 2015 Annual Meeting of Shareholders

        The actual number of PRSUs granted to each executive officer in 2014, which represents the maximum number PRSUs that may be earned, was determined by the following equation:

        The Calculated Stock Price is the average of the twenty data points representing the high and low stock price on the ten trading days prior to grant. Grants are made on the first day of the second quarter. For example, Sally Smith's 2014 base salary was $750,000, and the Calculated Stock Price for 2014 was $150.69 per share, which resulted in a grant of 18,664 restricted stock units on March 31, 2014. If the company reaches its three-year cumulative net income threshold goal, 37.5% of these PRSUs will vest and be paid out in an equal number of shares. If the company reaches its three-year cumulative net income target, 50% of the PRSUs will vest and be paid out in shares. 100% of the PRSUs will vest and be paid out in shares if the company reaches its three-year cumulative net income maximum goal. If the company does not reach its threshold goal, no shares will vest.

        For the 3-year performance period that ended December 28, 2014, PRSUs were granted based on a three-year cumulative net income goal. The company achieved a net income of $222.9 million, which was 104.8% of its target net income goal of $212.6 million, and the executive officers, therefore, earned 75.85% of the maximum number of shares under the program. The threshold net income goal was $194.5 million and the maximum net income goal was $232.6 million. Payouts for the named executive officers for this performance period are summarized in the "Option Exercises and Stock Vested" table on page 36.

        For the three year performance period that ends December 27, 2015 and the 3-year performance period that ends December 26, 2016, PRSUs were also granted on the basis of a three-year cliff vest, based on a three-year cumulative net income goal. The shares will not vest until the end of the third fiscal year. Any PRSUs not earned at the end of the three-year performance period are forfeited.

        Stock Options.    In 2014, our named executive officers received grants of seven-year stock options, which vest in four equal installments on the last day of each fiscal year starting with the year of grant. The grants were based on a percentage of the executive officer's base salary. The number of shares underlying stock options awarded to each executive officer in 2014 was determined by the following equation:

Other Benefits

        Deferred Compensation Program.    We contribute a percentage of each executive officer's annual base salary to our nonqualified deferred compensation plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is an unfunded plan maintained to provide additional retirement benefits to the eligible team members as an executive retention tool. We make contributions to the Deferred Compensation Plan in an aggregate annual amount equal to 12.5% of base pay for the named executive officers.

        Participants self-direct the investment of their contributions in funds that are similar to the funds offered by our 401(k) Plan. The earnings or losses represent the general market earnings of investment elections made by each named executive officer.

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        Company contributions and earnings thereon under the Deferred Compensation Plan ordinarily vest ratably over five years from date of hire. However, if an executive terminates employment with us and accepts employment with a competitor, the vested amount will be determined using a vesting schedule running ten years from the date of hire.

        The Deferred Compensation Plan permits participants to defer up to 100% of salary, cash incentive payments, and restricted stock unit payouts. In 2014, no named executive officers elected to defer a portion of his or her compensation. The timing and form of distributions under the Deferred Compensation Plan are described below under the caption "Non-Qualified Deferred Compensation."

        Perquisites and Benefits.    Consistent with our commitment to emphasize pay for performance, our executive officers receive very few perquisites. We believe the ones we provide are reasonable and comparable to other companies we compete with for executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.

        In addition to benefits available to all Team Members under company-wide health, dental, retirement savings and life insurance plans, we provide executive officers the personal benefits described below, which are quantified in the column "All Other Compensation" of the "Summary Compensation Table" on page 32.

  •
  We provide the executive officers with executive physicals, individual disability insurance and supplemental life insurance. The supplemental life insurance policies have a fixed value for the life of the policy, and will not be increased for subsequent salary adjustments. The supplemental disability insurance will provide monthly income to that person until the earlier of their recovery or their sixty-fifth birthday.

  •
  We also provide the executive officers with personal financial planning services.

  •
  We provide and maintain a company-owned vehicle for the Chief Executive Officer and Chief Financial Officer. In March 2014, we eliminated the annual vehicle allowance that was provided to other executive officers.

Stock Ownership Guidelines

        We believe the executive officers and directors should have an appropriate equity interest in order to align their interests with those of our shareholders. We encourage executive officers to own stock by providing opportunities for stock ownership through stock options, PRSUs, and an Employee Stock Purchase Plan. We grant non-employee directors $85,000 worth of fully-vested stock units annually. We instituted stock ownership guidelines in May 2011, and the stock ownership guidelines are as follows:

Director/Officer	Amount of stock required
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Executive Vice Presidents	Three times base salary
Non-Employee Director	Five times annual cash retainer

        Executive officers and directors have six years to reach their stock ownership guidelines and the guidelines credit individuals for all stock held solely by the individual, including shares held outright, fully vested restricted stock units, "vested, in the money" stock options (current, pre-tax value of vested stock options if they were exercised; only takes into account stock options where current stock price is above grant price), stock purchased through the Employee Stock Purchase Plan, and share equivalents held in deferred compensation accounts. Each of the named executive officers have met the ownership guidelines and all our directors have either met the guideline or are approaching the guideline in compliance with our phase-in period.

Anti-pledging/Anti-hedging Policies

        Executive officers and directors are prohibited from using Buffalo Wild Wings stock as collateral for margin loans, whether for the purchase of Buffalo Wild Wings stock or any other securities. Executive officers and directors also must not "sell short" or otherwise hedge their holdings of Buffalo Wild Wings stock.

28 | 2015 Annual Meeting of Shareholders

Separation and Change in Control Arrangements

        The named executive officers, in accordance with the terms of their respective employment agreements and award agreements under equity compensation plans, are eligible for benefits and payments upon certain terminations of employment as described under "Potential Payments Upon Termination or Change in Control" on page 37.

        Separation Benefits.    Severance payments for named executive officers have been and continue to be triggered upon (i) the company's failure to renew an employment agreement, (ii) the executive's resignation with good reason, or (iii) the company's termination of executive's employment without cause. The Employment Agreements provide for severance payments of base salary and medical benefits for 12 months if the executive has been employed by the company for less than five years and 18 months if the executive has been employed by the company for 5 years or more. Regardless of the executive's length of service, the severance arrangements in the Employment Agreements also include payment of a pro-rated annual cash incentive for the year of termination based on actual performance against established goals. Payment of severance amounts is accelerated if the executive resigns for good reason or is terminated without cause within one year of a change in control. We believe that the severance arrangements are appropriate, given the service provided, the additional time that may be required for higher-level Team Members to secure other employment, and the benefit to the company of obtaining twelve-month non-compete and non-solicitation commitments and a general release from each executive.

        Change in Control Separation.    If a named executive officer's employment is terminated by the company without cause or by the executive for good reason within one year after a change in control in which outstanding equity awards are continued, assumed or replaced, then, in addition to the severance payments described in the previous paragraph, the exercisability of all of the executive's outstanding stock options will be accelerated and a pro rata portion of any outstanding PRSUs, based on an assumed target level of performance will immediately vest. The Committee believes the use of a "double trigger" arrangement, requiring both a change in control and a termination of employment before accelerating vesting and exercisability, appropriately addresses several goals. It reflects the value to the company of avoiding the distraction and loss of key executives that may occur in connection with any potential or actual change in control, without providing accelerated benefits to executives who continue to enjoy employment after such a transaction. At the same time, the arrangement is believed to be more attractive to acquiring companies, who may place significant value on retaining members of the company's executive team. Consistent with best practices, no excise tax or income tax gross-ups are provided to offset any tax liability for any Change in Control Separation payments.

        Clawback Policy.    The company has an Incentive Compensation Recovery Policy for all executive officers ("Covered Executives"). Under this Policy, the company will seek to recover or cancel cash or equity-based incentive compensation previously provided to a Covered Executive if within three years from the date such incentive compensation was provided, the company is required to prepare an accounting restatement due to material noncompliance with any then applicable financial reporting requirement under the securities laws and misconduct by the Covered Executive caused or contributed to the noncompliance. The Committee believes that the officers who certify the company's financial reporting should not be unjustly enriched for prior reporting periods in the event of such a restatement.

Say-on-Pay Frequency

        At our Annual Shareholders' Meeting held on May 4, 2011, our shareholders supported our recommendation to perform an annual say-on-pay vote. We will, therefore, hold an advisory vote on executive officer compensation each year. We expect to hold the next vote to determine the frequency of the compensation advisory vote at our 2017 Annual Shareholders' Meeting.

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
(PROPOSAL #2)

        The company seeks a non-binding advisory vote from its shareholders to approve the compensation of our named executive officers as described in this proxy statement under "Executive Compensation" and "Compensation Discussion and Analysis."

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        This proposal gives our shareholders the opportunity to express their views on the company's named executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Committee will take into account the outcome of the vote when making future named executive officer compensation decisions. Our 2013 compensation was supported by over 99% of our shareholders, and the Committee did not make any significant changes to the compensation for 2014 because it felt that the compensation program fairly motivated and compensated our named executive officers, which was demonstrated by the strong support of the shareholders.

        Our executive compensation program has been designed to pay base salaries targeted around the median of our peer group with the opportunity to earn above this level when the company's performance warrants it. The Committee looks to implement a compensation program that promotes consistent strong long-term growth in shareholder value and provides balanced incentives to executives and managers that reward a mix of annual and long-term financial performance.

        As we discuss under "Compensation Discussion and Analysis," we believe that under our compensation policies and decisions, our named executive officers should earn more than their base salaries if performance goals are met and be rewarded for long-term sustained growth in company value. Base salaries are targeted around the median of the market range and the incentive programs are designed so that named executive officers earn a meaningful amount of cash and equity if the company meets its annual and long-term goals. The key drivers of named executive officer compensation were our fiscal 2014 performance, our performance for the previous three years and the individual performance of our named executive officers.

        We are presenting this proposal, which gives you as a shareholder the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

  RESOLVED, that the shareholders approve the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the company's proxy statement for the annual meeting of shareholders to be held May 7, 2015.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE
COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND
OTHERWISE IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Committee was an officer or employee of the company during fiscal year 2014 or in any prior year, and no member of the Committee had a relationship which would require disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

        The Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the equity plan, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company's financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" found on pages 15-29 of this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

30 | 2015 Annual Meeting of Shareholders

        A copy of the current Compensation Committee Charter can be found on the Buffalo Wild Wings website at www.buffalowildwings.com.

Members of the Compensation Committee Michael P. Johnson, Chair Dale M. Applequist J. Oliver Maggard James M. Damian
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 EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table sets forth certain information regarding compensation paid or accrued during our last three fiscal years to the Chief Executive Officer, Chief Financial Officer and the other three highest paid executive officers based on total compensation that was earned or accrued for fiscal year 2014.

        Any discretionary compensation payments to the named executive officers were made pursuant to the annual cash incentive program and are included below in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation."

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(6)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Sally J. Smith	2014	$750,000	$1,376,657	(6)	$468,758	$1,184,725	$70,392	$161,634	$4,012,167
Chief Executive Officer and	2013	$700,000	$1,339,297	(6)	$446,435	$919,800	$228,010	$149,865	$3,783,406
President	2012	$635,000	$1,952,447	(6)	$317,497	$671,735	$205,533	$139,755	$3,921,967
James M. Schmidt	2014	$503,250	$517,279	(6)	$176,140	$627,553	$300,140	$98,164	$2,222,525
Chief Operating Officer	2013	$475,000	$454,412	(6)	$151,475	$499,320	$676,525	$97,489	$2,354,221
	2012	$450,000	$587,444	(6)	$112,482	$379,530	$88,859	$91,956	$1,710,272
Mary J. Twinem	2014	$440,000	$387,683	(6)	$131,981	$499,268	$438,023	$97,481	$1,994,435
Executive VP and Chief	2013	$417,500	$351,477	(6)	$117,156	$411,446	$838,159	$95,529	$2,231,267
Financial Officer	2012	$405,000	$553,689	(6)	$101,246	$322,583	$212,388	$90,642	$1,685,548
Judith A. Shoulak	2014	$395,750	$334,133	(6)	$113,762	$468,846	$38,905	$84,719	$1,436,114
Executive VP, President North	2013	$370,000	$311,476	(6)	$103,828	$364,635	$98,384	$85,666	$1,333,989
America Buffalo Wild Wings	2012	$355,000	$266,264	(6)	$88,748	$282,758	$58,483	$82,634	$1,133,886
Kathleen M. Benning	2014	$348,250	$294,081	(6)	$100,113	$395,159	$25,733	$72,848	$1,236,184
Executive VP, Chief Strategy	2013	$325,000	$273,575	(6)	$91,190	$320,288	$63,072	$73,717	$1,146,841
Officer and Business Development	2012	$300,000	$225,003	(6)	$74,988	$238,950	$45,517	$70,060	$954,517

(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in each fiscal year for restricted stock unit awards that we have made pursuant to our 2003 Equity Incentive Plan and 2012 Equity Incentive Plan. For a discussion of our valuation assumptions for 2014, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2014, filed with the Securities and Exchange Commission. See the "Option Exercises and Stock Vested" table for shares and value realized by each named executive officer during 2014 from equity awards granted in earlier years, and the "Grants of Plan Based Awards" table for more information regarding the restricted stock unit awards we granted in 2014. For a discussion of our valuation assumptions for 2013 and 2012, see footnote 1(w) to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 29, 2013 and December 30, 2012, respectively, filed with the Securities and Exchange Commission.
(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in each fiscal year for stock option awards that we have made pursuant to our 2003 Equity Incentive Plan and 2012 Equity Incentive Plan. For a discussion of our valuation assumptions for 2014, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2014, filed with the Securities and Exchange Commission. For a discussion of our valuation assumptions for 2013 and 2012, see footnote 1(w) to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 29, 2013 and December 30, 2012, respectively, filed with the Securities and Exchange Commission.
(3)
The amounts represent cash incentive awards made pursuant to our 2014, 2013, and 2012 annual cash incentive programs. Our 2014 annual cash incentive program is discussed in further detail in the "Compensation Discussion and Analysis" under "Annual Cash Incentive Compensation" on page 24. Although the performance conditions for these awards were satisfied in the year listed, pursuant to the terms of the annual cash incentive programs, executives did not receive payment until the following year. Therefore, the 2014 award was paid on March 6, 2015, the 2013 award was paid on March 7, 2014 and the 2012 award was paid on March 8, 2013.
(4)
Amounts shown for 2014, 2013 and 2012 reflect the total earnings on nonqualified deferred compensation under the Deferred Compensation Plan. Even though earnings on contributions to the plan are calculated in the same manner and at the same rate as earnings on comparable investments in our 401(k) Plan and are therefore not deemed above-market, such earnings are included here because this plan is not considered an "excess benefit plan." When total earnings are negative, they are not shown in this table. For further details, see "Deferred Compensation Program" under "Other Benefits" on page 27 and the discussion on page 36 entitled "Nonqualified Deferred Compensation."
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(5)
All other annual compensation for fiscal year 2014 consists of the items set forth in the table below:

	Auto Lease/ Allowance(a)	Executive Medical Plan	Executive Long-Term Disability Premiums	Executive Life Insurance Premiums	Contribution to 401(k) Plan	Deferred Compensation Plan Accrual(b)	Financial Planning Services
Sally J. Smith	$25,856	—	$4,330	$5,671	$10,200	$92,188	$23,390
James M. Schmidt	$1,500	$1,075	$4,196	$1,634	$10,200	$62,023	$17,535
Mary J. Twinem	$11,329	—	$3,009	$1,110	$10,200	$54,297	$17,535
Judith A. Shoulak	$1,500	—	$3,960	$2,860	$10,200	$48,664	$17,535
Kathleen M. Benning	$1,500	—	—	$808	$10,200	$42,805	$17,535

(a)
The amounts shown for Ms. Smith and Ms. Twinem cover the lease of an automobile, insurance and maintenance of such automobile; the amounts shown for all other named executive officers represent an automobile allowance that was eliminated in March 2014.
(b)
These amounts were contributed by us for the officers' account and exclude investment earnings (losses) on individual deferred compensation investment accounts. The deferred compensation vests on the basis of 20% for each year of service with Buffalo Wild Wings. Each of the named officers is fully vested.
(6)
For performance-based restricted stock units granted in 2014, 2013, and 2012 under our 2003 Equity Incentive Plan and 2012 Equity Incentive Plan, 50% of the PRSUs will vest if the company achieves target performance, and the remaining 50% will vest if the company performs at maximum. At the time of the grants, we deemed achievement of target performance probable, and therefore the grant date fair values of the 2014, 2013, and 2012 PRSU awards as reflected in this column were calculated on that basis. If, instead, the PRSU amounts had been calculated assuming the company would achieve maximum performance, the grant date fair values for the 2014 PRSU grants would have been as follows: Ms. Smith, $2,753,313; Mr. Schmidt, $1,034,558; Ms. Twinem, $775,365; Ms. Shoulak, $668,266; Ms. Benning, $588,162. The grant date fair values for the 2013 PRSU grants would have been as follows: Ms. Smith, $2,678,593; Mr. Schmidt, $908,824; Ms. Twinem, $702,953; Ms. Shoulak, $622,951; Ms. Benning, $547,150. The grant date fair values for the 2012 restricted stock unit grants (which included both PRSUs and time-vested units for some individuals) would have been as follows: Ms. Smith, $2,904,956 (including $999,938 for a time-based grant); Mr. Schmidt, $924,949 (including $249,940 for a time-based grant); Ms. Twinem, $857,438 (including $249,940 for a time-based grant); Ms. Shoulak, $532,529; Ms. Benning, $450,006.

EMPLOYMENT AGREEMENTS

        On September 16, 2008, we entered into amended and restated employment agreements with each of our then current executive officers, including the named executive officers. The initial term of the agreements ended on December 27, 2009, the last day of our 2009 fiscal year. On May 11, 2012, we entered into employment agreements with an additional two executive officers. The initial term of these agreements ended on December 30, 2012. All of these agreements provide for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier or either party gives the other a non-renewal notice, and the agreements have thus been extended. The agreements provide for a base salary to be approved by the Board, or the Compensation Committee, on an annual basis. The base salaries for fiscal year 2014 are set forth in the Summary Compensation Table above.

        As provided in the employment agreements, the officers agree to maintain confidentiality, not compete with us during employment and for one year following employment, and not hire or solicit anyone affiliated with us in any way for one year following employment. The agreements provide for severance arrangements under certain terminations. See "Potential Payments Upon Termination or Change in Control" on page 37 for further information with respect to these termination provisions.

2015 Annual Meeting of Shareholders | 33

GRANTS OF PLAN-BASED AWARDS DURING 2014

								All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sally J. Smith	N/A	$216,390	$750,000	$1,395,000	—		—	—	—	—
	3/31/14	—	—	—	6,999	9,332	18,664	—	—	$1,376,657
	3/31/14	—	—	—	—	—	—	7,590	$147.52	$468,758
James M. Schmidt	N/A	$116,158	$402,600	$748,836	—	—	—	—	—	—
	3/31/14	—	—	—	2,630	3,507	7,013	—	—	$517,279
	3/31/14	—	—	—	—	—	—	2,852	$147.52	$176,140
Mary J. Twinem	N/A	$95,212	$330,000	$613,800	—	—	—	—	—	—
	3/31/14	—	—	—	1,971	2,628	5,256	—	—	$387,683
	3/31/14	—	—	—	—	—	—	2,137	$147.52	$131,981
Judith A. Shoulak	N/A	$85,636	$296,813	$552,071	—	—	—	—	—	—
	3/31/14	—	—	—	1,699	2,265	4,530	—	—	$334,133
	3/31/14	—	—	—	—	—	—	1,842	$147.52	$113,762
Kathleen M. Benning	N/A	$75,358	$261,188	$485,809	—	—	—	—	—	—
	3/31/14	—	—	—	1,495	1,994	3,987	—	—	$294,081
	3/31/14	—	—	—	—	—	—	1,621	$147.52	$100,113

(1)
These columns show the range of payouts for fiscal 2014 performance under our cash incentive program described in the section titled "Annual Cash Incentive Compensation" in the "Compensation Discussion and Analysis" on page 24. The cash incentive payments for 2014 performance have been made based on the metrics described and are shown in the column "Non- equity Incentive Plan Compensation" of the "Summary Compensation Table" on page 32.
(2)
Grants made on March 31, 2014 reflect long-term equity incentive awards in the form of performance-based restricted stock units granted to each named executive officer in accordance with our 2014 equity incentive program described in the "Compensation Discussion and Analysis" under "Equity Incentive Compensation" on page 26. Some or all of these units are scheduled to vest on the third anniversary of the date of grant depending on the extent to which the company achieves a cumulative net income goal over the three-year performance period ending December 26, 2016.
(3)
The amounts represent stock options granted to each named executive officer on March 31, 2014 in accordance with our 2014 equity incentive program described in the "Compensation Discussion and Analysis" under "Equity Incentive Compensation" on page 26. The options vest ratably over a four-year period, and they expire on December 27, 2020.
(4)
The amounts represent the grant date fair value of each of the long-term equity incentive awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 28, 2014 filed with the Securities and Exchange Commission.
34 | 2015 Annual Meeting of Shareholders

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Sally J. Smith	8,359	—	$31.00	12/27/15	11,234	$2,056,721	49,266	$9,019,619
	8,207	—	$48.35	12/25/16
	7,175	—	$53.75	12/31/17
	5,849	1,950	$94.42	12/30/18
	6,147	6,146	$87.53	12/29/19
	1,898	5,692	$147.52	12/27/20
James M. Schmidt	1,352	—	$30.87	12/27/15	2,808	$514,089	17,396	$3,184,860
	3,908	—	$48.35	12/25/16
	3,833	—	$53.75	12/31/17
	2,072	691	$94.42	12/30/18
	2,086	2,085	$87.53	12/29/19
	713	2,139	$147.52	12/27/20
Mary J. Twinem	3,647	—	$48.35	12/25/16	2,808	$514,089	13,287	$2,432,584
	3,833	—	$53.75	12/31/17
	1,865	622	$94.42	12/30/18
	1,613	1,613	$87.53	12/29/19
	534	1,603	$147.52	12/27/20
Judith A. Shoulak	4,762	—	$30.87	12/27/15			11,647	$2,132,333
	3,908	—	$48.35	12/25/16
	3,373	—	$53.75	12/31/17
	1,635	545	$94.42	12/30/18
	1,430	1,429	$87.53	12/29/19
	461	1,381	$147.52	12/27/20
Kathleen M. Benning	4,068	—	$30.87	12/27/15			10,238	$1,874,373
	3,175	—	$48.35	12/25/16
	2,913	—	$53.75	12/31/17
	1,382	460	$94.42	12/30/18
	1,256	1,255	$87.53	12/29/19
	405	1,216	$147.52	12/27/20

(1)
The total options that were granted in each year vest to the extent of 25% of the total granted shares on the last day of each fiscal year beginning with the grant date year, which is six years prior to the applicable expiration date.
(2)
Represents the number of shares of Common Stock that an officer would receive under the time-based restricted stock units awarded March 12, 2012. These awards vested March 12, 2015.
(3)
The amounts reflect the value as calculated based on the closing price of our Common Stock on December 28, 2014, of $183.08.
(4)
Represents the maximum number of shares of Common Stock that an officer would receive under the performance-based restricted stock units awarded April 1, 2013 and March 31, 2014, as follows:

Name	Grant Date	Vest on 12/27/15(a)—at maximum	Vest on 12/25/16(a)—at maximum
Sally J. Smith	4/1/13	30,602
	3/31/14		18,664
James M. Schmidt	4/1/13	10,383
	3/31/14		7,013
Mary J. Twinem	4/1/13	8,031
	3/31/14		5,256
Judith A. Shoulak	4/1/13	7,117
	3/31/14		4,530
Kathleen M. Benning	4/1/13	6,251
	3/31/14		3,987

(a)
The vesting is subject to certain performance targets being attained; therefore, the number of shares vesting may be less. For more information on the vesting conditions for the restricted stock unit awards, please see the discussion entitled "Equity Incentive Compensation" that is contained in the "Compensation Discussion and Analysis."
2015 Annual Meeting of Shareholders | 35

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Sally J. Smith	—	—	15,303	$2,801,673
James M. Schmidt	5,135	$572,441	5,423	$992,843
Mary J. Twinem	4,962	$558,404	4,880	$893,430
Judith A. Shoulak	3,748	$446,499	4,278	$783,216
Kathleen M. Benning	4,633	$538,864	3,615	$661,834

(1)
Amounts reflect the difference between the exercise price of the stock option and the market price on the date of exercise.
(2)
The value realized reflects the market value of the stock on the date that the PRSUs vested. These shares were issued in settlement of PRSU awards granted on March 26, 2012 that were earned and became vested as of December 28, 2014. The price of our Common Stock on December 28, 2014 was $183.08 per share.

NON-QUALIFIED DEFERRED COMPENSATION

        We contribute a percentage of the executive officers' annual base salary to our Deferred Compensation Plan. The amount of our contribution for each executive is based on a percentage of base salary, which for 2014 was 12.5% for all of the named executive officers. The company's contributions under the Deferred Compensation Plan, along with earnings thereon, ordinarily vest ratably over five years from date of hire, except that such amounts will vest in full upon a participant's death, disability or reaching the age of 65, or upon a change in control of the company. If, however, a participant terminates employment with us and accepts employment with a competitor, his or her vested amount will be determined using a ratable vesting schedule running ten years from the date of hire.

        The Deferred Compensation Plan permits our named executive officer participants to defer up to 100% of compensation attributable to salary, bonus, and restricted stock unit payouts. All such contributions and the earnings thereon are immediately vested.

        The options available for investment under the Deferred Compensation Plan and their rates of return for the calendar year ended December 28, 2014 were as follows:

Investment Advisor	Investment Option	1 Year Rate of Return
Principal Global Investors	Large Cap S&P 500 Index R3 Fund	12.82%
Capital Research and Mgmt Co	American Funds Growth Fund of America R3 Fund	8.94%
Robert Baird / William Blair	MidCap Growth III R3 Fund	6.82%
Principal Global Investors	SmallCap Blend R3 Fund	4.41%
Principal Global Investors	Diversified International R3 Fund	–3.55%
Russell Investment Group	Russell LifePoints Conservative Strategy R5 Fund	3.72%
Russell Investment Group	Russell LifePoints Moderate Strategy R5 Fund	4.42%
Russell Investment Group	Russell LifePoints Balanced Strategy R5 Fund	4.28%
Russell Investment Group	Russell LifePoints Growth Strategy R5 Fund	2.93%
Russell Investment Group	Russell LifePoints Equity Growth Strategy R5 Fund	3.33%
Multiple Sub-Advisors	Principal LifeTime Strategic Income R3 Fund	3.98%
Multiple Sub-Advisors	Principal LifeTime 2010 R3 Fund	4.27%
Multiple Sub-Advisors	Principal LifeTime 2020 R3 Fund	4.99%
Principal Global Investors	Money Market Institutional Fund	n/a
Fidelity Management & Research	Fidelity Advisor High Income Advantage T fund	3.85%
PIMCO	PIMCO Total Return R Fund	4.03%
Principal Global Investors	Bond & Mortgage Securities R3 Fund	4.51%
36 | 2015 Annual Meeting of Shareholders

        An executive may receive distributions of employer contributions and earnings thereon from the Deferred Compensation Plan as a lump sum payment in the event of his or her death, or in annual installments over five years in the event of disability or a separation from service. Distributions of an executive's contributions and earnings thereon may be made in a lump sum in the event of his or her death, a separation from service in connection with a change in control or his or her disability, or in annual installments over five years in the event of his or her disability or separation from service other than in connection with a change in control.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Sally J. Smith	$0	$92,188	$70,392	$93,194	$2,394,108
James M. Schmidt	$0	$62,023	$300,140	$0	$2,096,852
Mary J. Twinem	$0	$54,297	$438,023	$0	$3,673,063
Judith A. Shoulak	$0	$48,664	$38,905	$0	$719,026
Kathleen M. Benning	$0	$42,805	$25,733	$0	$564,637

(1)
Amounts are also reported as compensation to the named executive officers in the "All Other Compensation" column of the "Summary Compensation Table" on page 32.
(2)
Contributions to the Deferred Compensation Plan are invested as directed by participants in funds similar to those offered by our 401(k) Plan. Because earnings are calculated in a similar manner and at a similar rate as earnings on investments in our 401(k) Plan, such earnings are not deemed above market. Nevertheless, they are reported in the column of the Summary Compensation Table entitled "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" because the Deferred Compensation Plan is not considered an "excess benefit plan".
(3)
The balances in this column include the following amounts which have been reported in the 2014 Summary Compensation Table as compensation:

Name	Aggregate Balance at 2013 FYE
Sally J. Smith	$2,324,723
James M. Schmidt	$1,734,689
Mary J. Twinem	$3,180,743
Judith A. Shoulak	$631,457
Kathleen M. Benning	$496,100

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As set forth under "Employment Agreements" on page 33, in September 2008, we amended and restated the employment agreements with each of our named executive officers. According to these employment agreements and our incentive plans, the named executive officers would be entitled to payments and benefits upon certain terminations. The employment agreements provide that, during the term of the agreement and for one year following termination of employment, the executives will not compete with us or solicit any of our team members or customers. Upon termination for "cause" (generally involving criminal conduct, gross misconduct, material violation of company policies or material breach of the employment agreements) or resignation without "good reason" (generally involving a material diminution of salary or authority, duties or responsibilities, a relocation of 50 miles or more in executive's principal office or material breach of the employment agreement), the named executive officers would not be entitled to any additional compensation or benefits, other than those earned or accrued but not yet paid at the date of termination, pursuant to the employment agreements. The employment agreements provide for severance payments upon (i) the company's failure to renew the agreement, (ii) resignation with "good reason," and (iii) termination "without cause" consisting of the following:

  •
  Base salary at time of termination for 18 months (assuming the executive has been employed for five years or more);

  •
  Cash incentive payment based on actual performance and pro-rated for year of termination (the portion relating to individual objectives will be deemed to have been met at a level resulting in a payout of 50% of the award amount allocated to such individual objectives); and
2015 Annual Meeting of Shareholders | 37

  •
  Health insurance (employer's portion) for 18 months (assuming the executive has been employed for five years or more).

        Severance payments will be made in a lump sum in connection with a resignation or termination following a change of control; in all other instances of termination of employment, payments will be paid according to normal payroll practices.

        The equity award agreements that we utilize call for accelerated or continued vesting and exercisability of awards under certain termination and change in control situations. Upon termination of employment due to death or permanent disability, a pro rata portion of any outstanding performance share award under the 2003 Equity Incentive Plan will immediately vest based on assumed target level of performance, while any portion of an outstanding performance share award under the 2012 Equity Incentive Plan that is scheduled to vest at the end of the fiscal year in which the termination of employment occurred will vest at the scheduled vesting time based on the company's actual performance. Upon termination of employment due to death or permanent disability, any outstanding stock options will be exercisable for one year to the extent such options were vested at the time of employment termination. With respect to performance share awards under the 2012 Equity Incentive Plan, upon termination of employment due to retirement (defined as involving an team member aged 55 or older with at least 10 years of service to the company), a pro rata portion of the PRSUs that are earned at the end of the performance period will vest at that time. Upon a change in control, if outstanding PRSUs are not continued, assumed or replaced, or if they are continued, assumed or replaced and an executive's employment is involuntarily terminated without cause or is voluntarily terminated by the executive for good reason, then a pro rata portion of any outstanding PRSUs will immediately vest based on an assumed target level of performance. Under the same circumstances in connection with a change in control, outstanding stock options will vest and become exercisable in full. In addition, our deferred compensation plan provides that vesting of employer contributions and earnings thereon would accelerate to 100% upon a change in control; however, the effect of this provision is limited because all of the current named executive officers are fully vested in such plan. The named executive officers would have the right to receive benefits or payments under any plan to the extent vested upon any termination or resignation.

        For these purposes, "change in control" is generally defined as a merger or consolidation involving the company, a sale of all or substantially all of the company's assets, the acquisition by a person or group of a 30% or greater beneficial ownership interest in the company, certain changes in the composition of the company's board of directors or shareholder approval of a complete liquidation or dissolution of the company.

38 | 2015 Annual Meeting of Shareholders

        Assuming that the named executive officers' employment terminated at the close of business on December 28, 2014, the named executive officers would have been entitled to the following payments and benefits:

	Company's failure to renew agreement	Resignation without good reason; termination for cause	Resignation with good reason; termination without cause	Death or permanent disability	Change in Control plus Equity Awards will not continue or be replaced	Within one year following a Change in Control with one of the following: resignation with good reason, termination without good reason or company's failure to renew employment agreement
Sally J. Smith
• Salary	$1,125,000	—	$1,125,000	—	—	$1,125,000
• Incentive(1)	$150,000	—	$150,000	—	—	$150,000
• Unvested stock options(2)	—	—	—	—	$962,545	$962,545
• Unvested performance-based Restricted Stock Units(3)	$2,061,221	$2,061,221	$2,061,221	—	$2,061,221	$2,061,221
• Deferred compensation(4)	—	—	—	—	—	—
• Health benefits(5)	$11,017	—	$11,017	—	—	$11,017
Totals	$3,347,239	$2,061,221	$3,347,239	—	$3,023,766	$4,309,783
James M. Schmidt
• Salary	$754,875	—	$754,875	—	—	$754,875
• Annual Incentive(1)	$100,650	—	$100,650	—	—	$100,650
• Unvested stock options(2)	—	—	—	—	$336,549	$336,549
• Unvested performance-based Restricted Stock Units(3)	—	—	—	—	$714,927	$714,927
• Deferred compensation(4)	—	—	—	—	—	—
• Health benefits(5)	$11,017	—	$11,017	—	—	$11,017
Totals	$866,542	—	$866,542	—	$1,051,476	$1,918,018
Mary J. Twinem
• Salary	$660,000	—	$660,000	—	—	$660,000
• Annual Incentive(1)	$66,000	—	$66,000	—	—	$66,000
• Unvested stock options(2)	—	—	—	—	$266,271	$266,271
• Unvested performance-based Restricted Stock Units(3)	—	—	—	—	$549,126	$549,126
• Deferred compensation(4)	—	—	—	—	—	—
• Health benefits(5)	$11,017	—	$11,017	—	—	$11,017
Totals	$737,017	—	$737,017	—	$815,397	$1,552,414
Judith A. Shoulak
• Salary	$593,625	—	$593,625	—	—	$593,625
• Annual Incentive(1)	$59,363	—	$59,363	—	—	$59,363
• Unvested stock options(2)	—	—	—	—	$233,969	$233,969
• Unvested performance-based Restricted Stock Units(3)	—	—	—	—	$483,705	$483,705
• Deferred compensation(4)	—	—	—	—	—	—
• Health benefits(5)	$11,017	—	$11,017	—	—	$11,017
Totals	$664,005	—	$664,005	—	$717,674	$1,381,679
Kathleen M. Benning
• Salary	$522,375	—	$522,375	—	—	$522,375
• Annual Incentive(1)	$52,238	—	$52,238	—	—	$52,238
• Unvested stock options(2)	—	—	—	—	$203,940	$203,940
• Unvested performance-based Restricted Stock Units(3)	—	—	—	—	$425,035	$425,035
• Deferred compensation(4)	—	—	—	—	—	—
• Health benefits(5)	$11,017	—	$11,017	—	—	$11,017
Totals	$585,630	—	$530,628	—	$628,975	$1,214,605

(1)
The amounts represent cash incentive awards made pursuant to our 2014 executive incentive program, which is discussed in further detail on page 24 under "Annual Cash Incentive Compensation" of the "Compensation Discussion and Analysis." For purposes of this presentation, it is assumed that the terminations occurred on the last day of the fiscal year, which is the date the incentive compensation based on company performance is deemed earned and accrued. Since the earned bonus based on company performance would therefore be paid under all terminations, the amount shown is only the amount paid via the individual portion of the company-based incentive program. For those situations which include a value, the amount shown is 50% of the individual's maximum which is the amount that would be paid under these scenarios. The amount of the severance payment relating to incentive compensation would be the same regardless of whether the resignation or termination occurred within one year of a change of control.
(2)
The amount for each executive reflects the number of shares subject to the unvested portion of stock options that would have vested upon the applicable triggering event multiplied by the difference between the December 28, 2014 closing market price of our stock and the exercise price for each of the respective options.
(3)
Executives whose employment ends when they are at least 55 years old and have at least ten years of service are deemed to have retired under the terms of their PRSU awards and receive a pro-rated vesting that is based on the time served in the performance period. The number of PRSUs subject to the pro rata vesting is based on actual company performance (values shown are based on target performance). In a scenario where death or disability occurs during the last fiscal year of a PRSU performance period (as opposed to the assumption reflected in the table that it occurs on the last day of the fiscal year when an award would be considered earned under any circumstances), the number of PRSUs that vest will be the same percentage of the grant that vests for active Team Members. In both Change in Control scenarios displayed, executives receive a pro-rated vesting that is based on the time served in the performance period and the actual number of PRSUs that are subject to pro-rata vesting is based on assumed target performance.
(4)
All of the named executive officers are fully vested in the deferred compensation plan so no additional or accelerated payments would be triggered under any of the termination scenarios.
(5)
The amounts represent the employer's portion of premiums for health insurance that would be paid if the executive pays his or her portion.
2015 Annual Meeting of Shareholders | 39

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes our equity compensation plan information as of December 28, 2014, our fiscal year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	500,087	(1)	$78.90	(2)	1,417,374	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	500,087		$78.90		1,417,374

(1)
Includes 316,263 shares underlying restricted stock units that may be issued upon achievement of performance goals and 24,945 time-based restricted stock units.
(2)
Weighted average exercise price of outstanding options excludes restricted stock units.
(3)
Includes 204,268 shares available for issuance under our Employee Stock Purchase Plan.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished the company and written representations that no reports on Form 5 were required, to the best of our knowledge, during fiscal year 2014, all officers, directors, and greater than ten-percent beneficial owners complied with the applicable filing requirements on a timely basis, except Kathleen Benning, Andrew Block, Emily Decker, Lee Patterson, James Schmidt, Judith Shoulak, Sally Smith and Mary Twinem each filed one late report on Form 4 relating to the vesting of restricted stock units. James Damian filed one late report on Form 4 reporting a gift to a trust in a prior year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board of Directors has adopted a written policy with respect to related party transactions, which policy sets out procedures pursuant to which related party transactions are reviewed and approved. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all team members and transactions involving less than five thousand dollars ($5,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for reviewing and assessing the adequacy of the policy and recommends to the Board revisions to such policy. The Audit Committee oversees administration of the policy. A related party transaction may be consummated if it is either (a) ratified or approved by the Audit Committee and is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party or (b) it is approved by the disinterested members of the Board of Directors.

        Since the beginning of fiscal 2014, there have been no reportable transactions or business relationships, other than as may be disclosed herein, between us and our executive officers, directors, director nominees, and affiliates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL #3)

        The Board of Directors recommends that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 27, 2015. KPMG LLP has served as our accountants since 1994. The Audit Committee may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, and the Audit Committee would do so if it were in our best interest and the interest of our shareholders. KPMG LLP provided services in connection with the audit of our financial statements for the year ended

40 | 2015 Annual Meeting of Shareholders

December 28, 2014, and consultation on matters relating to accounting and financial reporting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 27, 2015.

 AUDIT FEES

        We paid the following fees to KPMG LLP for fiscal years 2014 and 2013:

	2014	2013
Audit Fees	$565,000	$510,000
Audit-Related Fees	$31,100	$30,400
Tax Fees	—	—
All Other Fees	—	—

	$596,100	$540,400

        Audit fees consist of fees billed or estimated to be billed to KPMG LLP for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

        Audit-related fees consist of fees billed for services in connection with the audit of financial statements of our team member benefit plans and national advertising fund as well as other services that are related to the performance of the audit of our financial statements and are not reported under Audit Fees.

        All other fees consist of fees billed for consulting or special projects.

        The Audit Committee has considered whether provision of the above audit- related services is compatible with maintaining the registered public accounting firm's independence and has determined that such services are compatible with maintaining registered public accounting firm's independence.

PRE-APPROVAL OF AUDIT FEES

        Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Buffalo Wild Wings by its independent registered public accounting firm or any other auditing or accounting firm. 100% of the services provided by KPMG LLP for the company during fiscal years 2013 and 2014 were pre-approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

        The Board of Directors maintains an Audit Committee comprised of three of our outside directors. The Audit Committee's current member composition satisfies the NASDAQ rule that governs audit committees, Rule 5605(c), including the requirement that audit committee members all be "independent directors" as that term is defined by applicable NASDAQ and SEC rules.

        In accordance with its written charter adopted by the Board of Directors, which is available on Buffalo Wild Wings' website at www.buffalowildwings.com, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In performing its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited consolidated financial statements with management;
2015 Annual Meeting of Shareholders | 41

  (2)
  discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

  (3)
  received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm's independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
J. Oliver Maggard, Chair James M. Damian Cynthia L. Davis Jerry R. Rose

OTHER BUSINESS

        Management knows of no other matters to be presented at the 2015 Annual Meeting. If any other matter properly comes before the 2015 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

        Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our 2016 Annual Meeting must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than November 28, 2015.

        If a shareholder desires to propose an item of business for consideration without inclusion in our proxy materials or to nominate persons for election as a director at our annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2016 annual meeting, we must receive such notice not earlier than the close of business on January 8, 2016 and not later than the close of business on February 7, 2016.

ANNUAL REPORT ON FORM 10-K

        Upon written request of any shareholder as of March 9, 2015, we will furnish, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 28, 2014, including the financial statements and a list of exhibits to such Form 10-K. We will furnish to any such person any exhibit described in the list accompanying the Form 10-K upon the advance payment of reasonable fees. Requests should be directed to Emily C. Decker, SVP, General Counsel and Secretary of Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. In addition, you may review and print the Form 10-K and all exhibits from the SEC's website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 27, 2015	Sally J. Smith, President and Chief Executive Officer
42 | 2015 Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet - QUICK . . . EASY BUFFALO WILD WINGS, INC. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. . FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED . PROXY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS 1. Election of Directors 01. Sally J. Smith 02. J. Oliver Maggard 03. James M. Damian 04. Dale M. Applequist 05. Warren E. Mack 06. Michael P. Johnson 07. Jerry R. Rose 08. Cynthia L. Davis 2. Advisory vote relating to executive officer compensation as disclosed in the 2015 Proxy Statement. 3. Ratify the appointment of KPMG LLP. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. INSTRUCTION (To withhold authority to vote for any individual nominee, mark an X in “FOR” and strike a line through the nominee’s name in the list above) COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature______________________________________ Signature, if held jointly______________________________________ Date_____________, 2015. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate off icer, please give title as such. Please mark your votes like this X FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR WITHHOLD AUTHORITY As a shareholder of Buffalo Wild Wings, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 6, 2015.

. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED . Important Notice Regarding the Availability of Proxy Materials for The Annual Meeting of Shareholders: The Notice, Proxy Statement and Annual Report on Form 10-K are Available at: http//www.cstproxy.com/buffalowildwings/2015 BUFFALO WILD WINGS, INC. 5500 WAYZATA BOULEVARD, SUITE 1600 MINNEAPOLIS, MINNESOTA 55416 BUFFALO WILD WINGS, INC. ANNUAL MEETING OF SHAREHOLDERS THURSDAY, MAY 7, 2015, 9 A.M. CENTRAL DAYLIGHT TIME PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Sally J. Smith and Mary J. Twinem and each of them, as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Buffalo Wild Wings, Inc. held of record by the undersigned at the close of business on March 9, 2015 at the Annual Meeting of Shareholders of Buffalo Wild Wings, Inc. to be held at 9:00 a.m. CDT on May 7, 2015, or at any adjournment thereof, at the Doubletree, Minneapolis Park Place, 1500 Park Place Blvd., Minneapolis, MN 55416. (Continued, and to be marked, dated and signed, on the other side)